EXHIBIT 3.11

BY-LAWS OF

WENDY’S OF N.E. FLORIDA, INC.

ARTICLE I

OFFICES

          The principal office of the Corporation in the State of Florida shall be located in the City of _________, County of _________. The Corporation may have such other offices, either within or without the State of Florida, as the Board of Directors may designate or as the business of the Corporation may require from time to time.

ARTICLE II

SHAREHOLDERS

          Section 1. The Annual Meeting of the Shareholders shall be held on the 1st day of the month of April, beginning with the year 1991. Annual Meetings shall be held at the principal office of the Corporation or at such other place as may be determined by the Board of Directors and designated in the notice of such meeting.

ARTICLE III

DIRECTORS

          Section 1. The number of Directors shall be three (3). The number of Directors may be increased or decreased from time to time by amendment to these By-Laws.

          Section 2. The Annual Meeting of the Board of Directors shall be held without notice immediately following the Annual Meeting of Shareholders at the same place. The Board of Directors may provide for the holding without notice of additional regular or special meetings. Any or all directors may participate in regular or special meetings through the use of any means of communication by which all directors participating may simultaneously hear each other during the meeting; actions taken at any such meetings shall require the vote of a majority of directors present when a quorum is present.

ARTICLE IV

OFFICERS

          Section I. The officers of the Corporation shall be a President, a Vice President, a Secretary and a Treasurer, who shall be elected annually at the Annual Meeting of the Board of Directors held after the Annual Meeting of Shareholders. The Directors may, at their discretion, elect one or more Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers, and such other officers as the Directors see fit. All such officers shall have the powers and duties prescribed by the Directors.

          Section 2. The President shall preside at all meetings of the Shareholders and Directors and shall have general supervision over the property, business and affairs of the Corporation and perform all the duties usually incident to such office, subject to the direction of the Directors. The President may execute all authorized deeds, mortgages, bonds, contracts and other obligations, in the name of the Corporation, and shall have such other powers and duties as may be prescribed by the Directors.

          Section 3. The Vice President, in the absence of the President or in the event of his death, inability or refusal to act, shall perform the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice President shall perform such other duties as from time to time may be assigned him by the President or the Board of Directors.

          Section 4. The Secretary shall attend and keep the minutes of all meetings of the Shareholders and the Directors and shall have general charge of the stock records of the Corporation. He shall keep such books as may be required by the Directors and shall give all notices of meetings of Shareholders and Directors; provided, however, that any persons calling such meetings may, at their options, themselves give such notice. He shall have such other powers and duties as may be prescribed by the Directors.

          Section 5. The Treasurer shall receive and have in charge all money, bills, notes, bonds, stock in other corporations and similar property belonging to the Corporation and shall do with the same as shall be ordered by the Directors. He shall keep accurate financial accounts and hold the same open for inspection and examination of the Directors. On the expiration of his term of office, he shall turn over to his successor, or the Directors, all property, books, papers and money of the Corporation in his hands. He shall have such other powers and duties as may be prescribed by the Directors.

ARTICLE V

MISCELLANEOUS

          Section 1. The Board of Directors may authorize any officer or agent to enter into any contract or to execute any instrument for the Corporation. Such authority may be general or be confined to specific instances.

          Section 2. Certificates representing shares of the Corporation shall be in such form as the Board of Directors shall determine. Transfers of shares shall be made only on the stock transfer books of the Corporation.

          Section 3. The name and address of the resident agent shall be CT Corporation Systems, 1311 Executive Center Drive, Suite 200, Tallahassee, Florida 32301.

          Section 4. The fiscal year of the Corporation shall end on the Sunday closest to December 31 of each calendar year.

ARTICLE VI

ACTION WITHOUT MEETING

          Any action required or permitted to be taken by the Board of Directors or the Shareholders at a meeting may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all Directors or by a majority of the Shareholders entitled to vote thereon, as the case may be, and shall be filed with or entered upon the records of the Corporation.

ARTICLE VII

AMENDMENTS

          These By-Laws may be altered, amended or repealed and new By-Laws may be adopted by the Board of Directors or by the Shareholders at any regular or special meeting.

ARTICLE VIII

INDEMNIFICATION AND INSURANCE

          The Corporation shall indemnify any present or former director or officer of the Corporation or any person who is or has served at the request of the Corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise to the greatest extent permitted by Florida law, with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at its request as aforesaid. Indemnification hereunder shall include all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement if actually and reasonably incurred by him in connection with such action, suit or proceeding. Such expenses shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. In addition, the Corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving as an employee or agent of another enterprise at the request of the Corporation; subject, however, to the limitations imposed by Florida law. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles or any agreement, vote of shareholders or disinterested directors or otherwise (including, without limitation, any insurance which the Corporation may purchase and maintain), both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of such a person.

          The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, trustee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the foregoing provisions of Article VIII of these Bylaws or under any other provision of Florida law.

ARTICLE IX

SEAL

          The official seal of the Corporation shall be circular in form and shall be inscribed with the name of the Corporation, state of incorporation and the words “Corporate Seal.”

ARTICLE X

CERTAIN TRANSACTIONS

          No contract or transaction shall be void or voidable with respect to the Corporation for the reason that it is between the Corporation and one or more of its directors or officers, or between the Corporation and any other person or entity in which one or more of its directors or officers are directors, trustees or officers, or have a financial or personal interest, or for the reason that one or more interested directors or officers participate in or vote at the meeting of the directors or a committee thereof which authorizes such contract or transaction, if (a) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the directors or the committee and the directors or committee, in good faith reasonably justified by such facts, authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; or (b) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved at a meeting of the shareholders held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation held by persons not interested in the contract or transaction; or (c) the contract or transaction is fair as to the Corporation at the time it is authorized or approved by the directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at any meeting of the directors or of a committee thereof which authorizes the contract or transactions.